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Louis Alterman

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EarthLink Announces Additions to Board of Directors; Declares Quarterly Dividend of $0.05 per Share

ATLANTA, GA - July 16, 2013 - EarthLink, Inc. (NASDAQ: ELNK) today announced the appointment of Kathy S. Lane and Julie A. Shimer, Ph. D. to EarthLink's Board of Directors, expanding the size of the Board to 9 members. Additionally, the Board of Directors declared a quarterly cash dividend on its common stock in the amount of $0.05 per share to be paid on September 13, 2013 to shareholders of record on August 30, 2013.

"We are extremely pleased to welcome Kathy and Julie to our Board," commented Rolla P. Huff, Chief Executive Officer and Chairman of EarthLink's Board of Directors. "As we continue our transformation to a leading IT services, network and communications provider, both executives will bring important skill sets and deep experience to our Board."

Ms. Lane has 30 years of IT experience, including CIO roles in the Consumer Products, financial services, utilities and retail industries. Most recently she was EVP/CIO of TJX Companies, Inc., a specialty apparel retailer, from October 2008 until her retirement in March of this year. Previously she was Group CIO at National Grid USA and SVP/CIO of Gillette Company and before that she held positions of increasing responsibility in IT at General Electric, Pepsi-Cola International and Procter & Gamble. Ms. Lane has been active in many industry groups, including Oracle's President's Council. From 2002-2013 she was a member of the CIO Strategy Exchange, a forum sponsored by Kleiner Perkins Caulfield Byers and Ostriker von Simson to evaluate emerging, innovative technologies.

Dr. Shimer is currently a private investor and has 30 years of product development experience, including many years with major communications companies. From March 2007 to April 2012 she served as Chief Executive Officer of Welch Allyn, Inc., a manufacturer of frontline medical products and solutions, having served on the board of directors beginning in July 2002. Previously Dr. Shimer was President and Chief Executive Officer of Vocera Communications, Inc., a provider of wireless communications systems, also serving on the board of directors. She also has served as general manager at 3Com Corporation and Motorola and has been a product development leader at Motorola and AT&T Bell Laboratories. Since March 2007, Dr. Shimer has been a director of Netgear, Inc., a home and small business network solutions provider. She also has served as the Chairwoman of Empire State Development Corp., the State of New York's economic development organization.

About EarthLink

EarthLink, Inc. (NASDAQ: ELNK) is a leading IT services and communications provider to more than 150,000 businesses and one million consumers nationwide. EarthLink empowers customers with managed services including cloud computing, managed and private cloud, and virtualization services such as managed hosting and cloud workspace. EarthLink also offers a robust portfolio of IT security, application hosting, colocation and IT support services. The company operates an extensive network spanning 29,421 route fiber miles with 90 metro fiber rings and 8 secure data centers providing ubiquitous nationwide data and voice IP service coverage across more than 90 percent of the country. Founded in 1994, EarthLink's award-winning reputation for outstanding service and product innovation is supported by an experienced team of professionals focused on best-in-class customer care.  For more information, visit EarthLink's website at www.earthlink.com.

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